                                                                      EXHIBIT 11

                           DURA PHARMACEUTICALS, INC.
                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                     IN THOUSANDS, EXCEPT PER SHARE DATA (1)

                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                        SEPTEMBER 30,           SEPTEMBER 30,
                                     -------------------     -------------------
                                      1995        1996        1995        1996
                                     -------     -------     -------     -------
PRIMARY NET INCOME PER
SHARE
NET INCOME                           $ 1,767     $ 5,806     $ 4,435     $14,471
                                     =======     =======     =======     =======

WEIGHTED AVERAGE NUMBER
OF COMMON AND COMMON
EQUIVALENT SHARES:
  Common stock                        23,816      37,543      21,938      34,258
  Stock options                        2,172       1,725       2,028       1,785
  Warrants                             4,126       2,998       3,358       2,847
                                     -------     -------     -------     -------
    Total                             30,114      42,266      27,324      38,890
                                     =======     =======     =======     =======

NET INCOME PER SHARE                 $  0.06     $  0.14     $  0.16     $  0.37
                                     =======     =======     =======     =======

FULLY DILUTED NET INCOME
PER SHARE:
NET INCOME                           $ 1,767     $ 5,806     $ 4,435     $14,471
                                     =======     =======     =======     =======

WEIGHTED AVERAGE NUMBER OF
OF COMMON AND COMMON
EQUIVALENT SHARES ASSUMING
ISSUANCE OF ALL DILUTIVE
CONTINGENT SHARES:
  Common stock                        23,814      37,543      21,938      34,258
  Stock options                        2,317       1,842       2,446       1,987
  Warrants                             4,419       3,312       4,266       3,412
                                     -------     -------     -------     -------
    Total                             30,550      42,697      28,650      39,657
                                     =======     =======     =======     =======

NET INCOME PER SHARE                 $  0.06     $  0.14     $  0.15     $  0.36
                                     =======     =======     =======     =======

(1) The per share data and weighted average number of common and common equivalents shares have been adjusted to reflect the 100% stock dividend effective July 1, 1996.